Exhibit 99.1

B&G Foods and Nortera Announce Termination of
Green Giant Canada Asset Purchase Agreement

Parsippany, N.J., October 6, 2026 — B&G Foods, Inc. (NYSE: BGS) and Nortera Foods Inc. today announced that B&G Foods Canada, ULC and Nortera Foods terminated on October 5, 2026 their previously announced asset purchase agreement entered into on October 24, 2025, pursuant to which B&G Foods Canada had agreed to sell Green Giant Canada to Nortera Foods.

Under the terms of the asset purchase agreement, either party was entitled to terminate the agreement if regulatory approval in Canada had not been obtained by the Competition Act outside date of September 24, 2026. Although the parties worked cooperatively and in good faith to seek the required approval under Canada’s Competition Act, the approval had not been obtained by the outside date and the conditions to closing therefore were not satisfied. B&G Foods and Nortera remain appreciative of the efforts of their respective employees, customers and stakeholders throughout the regulatory review process.

As a result of the termination, the asset purchase agreement is no longer in effect and B&G Foods will continue to own and operate Green Giant Canada and focus on executing its strategic and operating plans, and Nortera Foods will continue to serve as the primary co-manufacturer for Green Giant Canada.

“Although we are disappointed that the transaction was not completed before the outside date, we remain highly confident in Green Giant Canada’s future. Green Giant is the number one brand in both frozen and shelf-stable vegetables in Canada, with strong consumer loyalty, longstanding customer relationships and, we believe, significant opportunities for growth and margin improvement,” stated Robert D. Mills, President and Chief Executive Officer of B&G Foods.

“We look forward to continuing to serve Green Giant Canada’s customers and consumers while pursuing initiatives to enhance profitability and unlock value. We intend to continue evaluating strategic and operational alternatives for Green Giant Canada, including potential sale transactions, strategic partnerships or other opportunities that may maximize value for shareholders.”

Erwan Hédiard, Interim Chief Executive Officer and Chief Financial Officer of Nortera, said, “While this transaction will not move forward, Nortera remains fully committed to vegetable production and processing in Canada and to the long-term strength of our industry. We are proud of our longstanding relationship with B&G Foods and of our strategic partnership in the production of Green Giant in Canada. We would also like to thank the teams at both organizations for their commitment and professionalism throughout this process.”

About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including B&G, B&M, Bear Creek, College Inn, Cream of Wheat, Crisco, Dash, Kitchen Basics, Las Palmas, Mama Mary’s, Maple Grove Farms, New York Style, Ortega, Polaner, Spice Islands and Victoria, there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

About Nortera Foods Inc.

Nortera is North America’s leading processor of frozen and canned vegetables. The company operates 11 facilities across Canada and the United States, where it processes and markets more than 400,000 tonnes of vegetables annually in collaboration with approximately 575 growing partners. Nortera employs nearly 3,000 people across North America.

Nortera is committed to making the benefits of vegetables accessible to as many people as possible. The company produces for major private-label and retail brands while also marketing its own brands, including Arctic Gardens and Del Monte in Canada.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to the future of Green Giant Canada, including future growth and margin improvement opportunities. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in B&G Foods’ most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

B&G Foods Contacts:
Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Anna Kate Heller	Matt Lindberg
bgfoodsIR@icrinc.com	matthew.lindberg@icrinc.com

Nortera Foods Contact:
Gabrielle Fallu
Senior Director, Corporate Communications and Government Relations
gabrielle.fallu@norterafoods.com